CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Exhibit 10.3

Execution Version

CIRCLE INTERNET GROUP, INC.

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is dated as of July 1, 2024, among (i) Circle Internet Group, Inc., a Delaware corporation (the “Company”), and (ii) the parties named as Investors on Schedule A hereto (together with any subsequent investors or transferees, who become parties hereto as “Investors” pursuant to the terms of this Agreement, the “Investors”), as holders of shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Company’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on June 26, 2024 (as amended and restated from time to time, the “Certificate of Incorporation”); provided that, for the avoidance of doubt, no investment fund that is managed, sponsored or controlled by BlackRock, Inc. or any of its Affiliates nor any portfolio company of any such fund shall be deemed to be an “Affiliate” of BlackRock, Inc. or any of its Affiliates.

WHEREAS, upon the consummation of a scheme of arrangement entered into by Circle Internet Financial Limited, an Irish private company limited by shares (“Irish Circle”), under the Companies Act 2014 of Ireland, as sanctioned by the Irish High Court on June 25, 2024, the rights and obligations of Irish Circle under that Fifth Amended and Restated Investor Rights Agreement, dated as of May 9, 2022 (as amended, the “Prior Agreement”), among Irish Circle and the parties named in the schedules thereto, were assigned to the Company;

WHEREAS, the Company and the Investors wish to accept the rights and obligations created pursuant to this Agreement in lieu of the rights and obligations created pursuant to the Prior Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and terms hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows to be effective as of 11:59:25 P.M. (Dublin time) on the date first written above.

ARTICLE 1. RESTRICTIONS ON TRANSFER

Section 1.1. Restrictions on Transfer.

(a) Except as provided in this Agreement, a holder of Preferred Stock or Registrable Securities may not, whether voluntarily or by operation of law, sell, assign, transfer, pledge, hypothecate, make gifts of or in any manner whatsoever dispose of or encumber, other than in connection with a redemption or purchase by the Company (“Transfer”), any share of Preferred Stock or Registrable Securities held by such holder or any interest therein. Any Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each holder of Preferred Stock or Registrable Securities proposing to Transfer its shares of Preferred Stock or Registrable Securities subject to this Agreement shall cause the proposed purchaser, pledgee or transferee of the shares of Preferred Stock and Registrable Securities to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate representing (i) shares of Preferred Stock, (ii) the Registrable Securities or (iii) any other securities issued in respect of the securities referenced in clauses (i) or (ii) upon any reclassification, split, subdivision or combination (collectively, the “Restricted Securities”), shall (unless otherwise permitted by the provisions of Section 1.1(c)) be endorsed by the Company with legends reading substantially as follows:

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

The Shares evidenced hereby are subject to an Investor Rights Agreement (a copy of which may be obtained upon written request from the Company), and by accepting any interest in such Shares the Person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that Investor Rights Agreement, including certain restrictions on transfer set forth therein.

If any Restricted Securities are uncertificated, notice of the foregoing legend shall be given to the holder of such Restricted Securities in accordance with applicable law.

(c) Each Holder consents to the Company making a notation in its records and giving instructions to its transfer agent in order to implement the restrictions on Transfer set forth in this Section 1.1.

(d) Before any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Holder shall give written notice to the Company of such Holder’s intention to effect such Transfer, which notice shall (i) describe the manner and circumstances of the proposed Transfer in sufficient detail and (ii) if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (A) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed Transfer may be effected without registration under the Securities Act, (B) a “no action” letter from the U.S. Securities and Exchange Commission (the “SEC”) to the effect that the Staff of the SEC will not recommend enforcement action should the proposed Transfer be made without registration under the Securities Act or (C) any other evidence reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act, whereupon such Holder shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company shall not request any documents pursuant to the foregoing clause (ii) in any Transfer (x) pursuant to and in compliance with Rule 144 of the Securities Act or (y) to an Affiliate of such Holder for no consideration where each transferee agrees in writing to be subject to the terms of this Section 1.1. Each certificate or book-entry position evidencing any Restricted Securities Transferred in accordance with the terms of this Section 1.1 shall bear, except if such Transfer is made pursuant to and in compliance with Rule 144 of the Securities Act, the appropriate restrictive legend set forth in Section 1.1(b), except that such certificate or book-entry position shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with the Securities Act.

Section 1.2. Market Stand-Off Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter or as provided in the agreements with the managing underwriter as contemplated in the following sentence, during the period commencing on the date of the final prospectus relating to the registration by the Company of any class or series of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 relating to the Company’s initial public offering, and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by such Holder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Lock-Up Securities”), or (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; provided that the foregoing provisions shall not apply to the sale of Common Stock to an underwriter pursuant to an underwriting agreement or the transfer of any Lock-Up Securities to any trust for the direct or indirect benefit of such Holder or an Immediate Family Member of such Holder where the trustee of the trust agrees to be bound in writing by the restrictions set forth herein and where such transfer does not involve a disposition for value; provided, further, that the foregoing provisions shall be applicable to a Holder only if all officers and directors of the Company are subject to a restricted period of the same length and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 1% of the Company’s outstanding Common Stock (after giving effect to conversion of Preferred Stock). Each Holder further agrees to execute such agreements as may be reasonably requested by the managing underwriter in connection with such registration that are substantially

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

consistent with this Section 1.2 or that are necessary to give further effect thereto. Notwithstanding the foregoing, nothing contained in this Section 1.2 shall limit a Holder or its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of business. Notwithstanding anything to the contrary in this Agreement, the restrictions contained in this Agreement shall not apply to Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock acquired by any Holder or any of its Affiliates following the effective date of the registration statement for the Company’s initial public offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or voluntarily made by such Holder or any of its Affiliates.

ARTICLE 2. RIGHTS OF FIRST REFUSAL

Section 2.1. Right of First Refusal. The Company hereby grants to each Investor, subject to the terms and conditions specified in this ARTICLE 2, the right of first refusal to purchase, on the terms and conditions set forth in the Company’s notice pursuant to Section 2.2 hereof, up to its Pro Rata Share of all New Securities that the Company may, from time to time, propose to issue. Each Investor shall be entitled to apportion the right of first refusal hereby granted to it in such proportions as it deems appropriate among itself, its Affiliates and its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 of the Exchange Act, of such Investor.

Section 2.2. Required Notices. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, the price and the general terms and conditions upon which it proposes to issue such New Securities. Each Investor shall have 20 days from the date of such notice to exercise its right of first refusal under Section 2.1 for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased by such Investor. At the expiration of such 20-day period, the Company shall promptly notify each Investor that elects to purchase all the New Securities available to it under Section 2.1 (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the 10-day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase, in addition to such Investor’s Pro Rata Share of the New Securities, up to that portion of the New Securities for which Investors were entitled to purchase under Section 2.1 but that were not subscribed for by the Investors which is equal to the proportion that the (x) the sum of the number of shares of Common Stock held by such Fully Exercising Investor and the number of shares of Common Stock issuable upon conversion or exercise of shares of Preferred Stock, options and warrants held by such Fully Excising Investor, bears to (y) the sum of the aggregate number of shares of Common Stock held by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities and the aggregate number of shares of Common Stock issuable upon the conversion or exercise of shares of Preferred Stock, options and warrants held by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities.

Section 2.3. Company’s Right to Sell. The Company shall have 90 days after the aggregate 20- or 30- day period, as applicable, described in Section 2.2 to issue all New Securities for which the Investors’ rights of first refusal hereunder were not exercised, at a price and upon terms and conditions no more favorable in any material respect to the purchasers therefor than specified in the Company’s notice to the Investors. In the event the Company has not issued all New Securities within such time period, the Company shall not thereafter issue any New Securities without first reoffering the New Securities to the Investors in the manner provided herein.

Section 2.4. Expiration of Right. The right of first refusal granted under this ARTICLE 2 shall not apply to, and shall expire immediately prior to, the closing of the Company’s initial public offering of any class or series of its Common Stock.

Section 2.5. Conflict with Certificate of Incorporation. In the event of any conflict or inconsistency between the terms of this Agreement and the Certificate of Incorporation or Bylaws, the parties hereto agree to exercise such powers and rights they may have in their capacity as stockholders of the Company to amend the Certificate of Incorporation or Bylaws (as applicable) in such manner as may be necessary or desirable to rectify any such conflict or inconsistency.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

ARTICLE 3. COMPANY COVENANTS

Section 3.1. Affirmative Covenants. The Company hereby covenants and agrees as follows.

(a) Financial Statements and Information. The Company will keep books of account and prepare financial statements and will cause to be furnished to each Major Investor, the following reports (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principles applied on a consistent basis); provided, however, that the Company shall not be obligated pursuant to this Section 3.1(a) to provide financial information to any Person whom the Company reasonably believes is a Competitor of the Company and the Company hereby acknowledges and agrees that no Major Investor shall be deemed a Competitor of the Company, regardless of such Major Investor or its Affiliates’ investments in, involvement with, or membership on the board of directors of companies that may be a Competitor of the Company:

(i) (A) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, the Company will furnish audited consolidated balance sheets of the Company as of the end of such fiscal year and audited consolidated statement of operations and loss, stockholders’ equity and cash flows of the Company for such fiscal year, setting forth, in each case, in comparative form the figures for the previous fiscal year, if any, all in reasonable detail and accompanied by a report or opinion thereon by independent auditors selected by the Board of Directors, and (B) as soon as practicable, a copy of such auditors’ management letter prepared in connection therewith, if any;

(ii) as soon as practicable after the end of each quarter of the fiscal year, but in any event within 45 days after the end of each such quarter, the Company will furnish the unaudited consolidated balance sheets of the Company as of the end of such quarter and unaudited consolidated statements of operations and loss, stockholders’ equity and cash flows of the Company for such quarter, setting forth, in each case, in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and except that such financial statements need not contain notes and will be subject to year-end adjustment;

(iii) as soon as practicable after the end of each of the first three quarters of each fiscal year of the Company, but in any event within 45 days after the end of such quarter, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued options and options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(iv) as soon as practicable, but in any event within 10 days after the occurrence of any of the following, the Company shall notify the Major Investors of (A) any event the Company reasonably believes is materially adverse to the Company and its subsidiaries, taken as a whole, (B) any event that would result in adverse legal or regulatory consequences for any Investor or its Affiliates, including any action that would result in Investor liability due to a violation of any regulation or statute administered by Office of Foreign Assets Control, the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, or (C) the occurrence of any event, discussion, notice or change with respect to tax (other than ordinary course communications, audits and other inquiries or demands which could not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole), criminal or regulatory investigation or action involving the Company or any of its subsidiaries (other than regulatory investigations, exams or subpoenas that could not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole) and shall reasonably cooperate with the Major Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action;

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(v) the Company will furnish, with reasonable promptness, such other information respecting the business, prospects, properties, corporate affairs or the condition of operations, financial or other, of the Company and its subsidiaries as any Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated to provide information (x) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company) or (y) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel or would violate any applicable law or contract; and

(vi) upon the request of any Major Investor, the Company will furnish such Major Investor with a capitalization table reflecting the ownership and capitalization of the Company and its subsidiaries as of the date of such request.

(b) Annual Budget. As soon as practicable after the adoption thereof, but in any event not less than 30 days prior to the beginning of each fiscal year, the Company will furnish to each Major Investor an annual consolidated budget for the Company as approved by the Board of Directors and prepared on a quarterly basis, including a projected income statement, statement of cash flows and balance sheet, each on at least a quarterly basis for the ensuing fiscal year.

(c) Inspection. The Company shall permit each Major Investor, its transferee(s) (provided such transferee acquired its securities pursuant to a Transfer effected in compliance with ARTICLE 1 hereof), attorney and other representatives to visit and inspect the properties of the Company and its subsidiaries, to examine the Company and its subsidiaries’ books of account and other records, to make copies or extracts therefrom and to discuss the Company’s affairs, finances and accounts with its officers, management, employees and independent auditors all at such reasonable times and as often as such Investor or transferee may reasonably request; provided, however, that the Company shall not be obligated pursuant to this Section 3.1(c) to provide trade secrets or confidential information or to provide information to any Person whom the Company reasonably believes is a Competitor of the Company; provided, further, that such Investor shall bear any costs or expenses of such investigations or inquiries. For the purposes of this Section 3.1(c), the Company hereby acknowledges and agrees that no Major Investor shall be deemed a Competitor of the Company, regardless of such Major Investor or its Affiliates’ investments in, involvement with, or membership on the board of directors of companies that may be a Competitor of the Company.

(d) Maintenance of Insurance.

(i) The Company shall maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is satisfactory to the Board of Directors, and shall use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

(ii) The Company shall maintain directors’ and officers’ liability insurance coverage in amounts and on terms and conditions satisfactory to the Major Investors and shall use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Major Investors determine that such insurance should be discontinued.

(e) Records and Books of Account. The Company shall keep, and cause each of its subsidiaries to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(f) Non-Solicitation, Non-Disclosure and Inventions Agreements. Subject to applicable laws, the Company shall require each officer, employee and consultant of the Company or any of its subsidiaries to enter into a Non-Solicitation, Non-Disclosure and Assignment of Inventions Agreement, in a form reasonably acceptable to the Major Investors, prior to the commencement of such officer’s, employee’s or consultant’s employment or consulting relationship with the Company or any of its subsidiaries, as applicable. In addition, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above-referenced agreements without the consent of a majority of the Preferred Directors then in office.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(g) Board of Directors. The Company shall call and hold meetings of the Board of Directors in accordance with the Certificate of Incorporation and the Company’s bylaws. Members of the Board of Directors shall be elected in accordance with the Certificate of Incorporation and the Company’s bylaws. The reasonable out-of-pocket expenses of directors associated with attending meetings or business related to the Company will be reimbursed by the Company.

(h) Indemnification. The Certificate of Incorporation shall at all times provide for the indemnification of directors to the fullest extent provided by the law. In the event that the Company or its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of directors.

(i) Committees of the Board; Board of Directors of Subsidiaries. The Preferred Directors then in office shall each be entitled to be a member of (i) unless prohibited by applicable law or stock exchange rules, each committee of the Board of Directors and (ii) the board of directors of any subsidiary of the Company.

(j) Vesting of Equity. Unless otherwise set by the Board of Directors or a committee thereof, in each case, with the consent of a majority of the Preferred Directors then in office, all shares of capital stock, stock options and other equity awards issued to officers, employees, directors, consultants and other service providers of the Company or its subsidiaries (i) shall vest in equal monthly installments over a period of no less than four years, with no more than 25% of each stock option or other equity award vesting only after a period of one year from the date of grant or the date the recipient was hired and the balance vesting monthly in equal amounts over the remaining three-year period and (ii) provide for a market stand-off provision substantially similar to that in Section 1.2. In addition, unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors then in office, the Company shall retain a “right of first refusal” on employee transfers, subject to customary exceptions, until: (i) the Company’s initial public offering, (ii) a business combination or other transaction pursuant to which the Company sells all or substantially all of its assets (including its subsidiaries and their respective assets), directly or indirectly, is merged into, consolidates with, is acquired by or acquires, or otherwise combines with a blank check company, special purpose acquisition company or equivalent entity incorporated, formed or organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or (iii) the effectiveness of a registration statement filed under the Securities Act that registers shares of the Company’s capital stock for resale not pursuant to an underwritten offering, and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted shares.

(k) Tax Matters.

(i) The Company shall and shall cause its subsidiaries to, at their own cost and expense, provide the Investors with reasonable access to such information as the Company and its subsidiaries have in their possession or which is reasonably available to them, as may be required to determine (i) Irish Circle’s and its subsidiaries’ status, for the taxable year of Irish Circle ending on the date of this Agreement (the “Specified Taxable Year”), as a “controlled foreign corporation” (a “CFC”), within the meaning of Section 957 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for such taxable year, (ii) to determine whether any of the Investors is required to report its pro rata portion of Irish Circle’s or any of its subsidiaries’ subpart F income, as defined in Section 952 of the Code, on its U.S. federal income tax return, (iii) to permit each Investor to comply with the reporting requirements of either or both of Sections 6038 and 6038B of the Code, or (iv) to otherwise allow any Investor to otherwise comply with applicable income tax laws or tax reporting requirements. The Company shall and shall cause its subsidiaries to, at their own cost and expense, make due inquiry with their qualified U.S. tax advisors to determine in good faith the status of Irish Circle and its subsidiaries as a CFC for the Specified Taxable Year and shall notify each Investor of such status within 60 days of the end of the calendar year that includes the date of this Agreement. If the Company determines in good faith that Irish Circle or any of its subsidiaries was a CFC for the Specified Taxable Year, the Company shall determine the amount of Irish Circle’s and its subsidiaries’ subpart F income, as defined in Section 952 of the Code, the amount of Irish Circle’s and its subsidiaries’ earnings and profits potentially treated as dividends pursuant to Section 1248 of the Code, and each Investor’s pro rata portion of either of the foregoing, in each case, for the Specified Taxable Year.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(ii) The Company and its subsidiaries shall, at their own cost and expense, make due inquiry with their qualified U.S. tax advisors to determine in good faith the status of Irish Circle and each of its subsidiaries as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code for the Specified Taxable Year and shall notify the Investors of such status within 60 days of the end of the calendar year that includes the date of this Agreement. The Company shall, upon reasonable request by any Investor and at the Company’s expense, timely make available to such Investor such information (including books and records of the Company and its subsidiaries) as will reasonably permit such Investor (or its investors) to determine whether Irish Circle was a PFIC for the taxable year that included the May 9, 2022, or any subsequent taxable year to and including the Specified Taxable Year. Upon a determination by the Company, any Investor or any taxing authority that Irish Circle or any direct or indirect subsidiary has been a PFIC, the Company and its subsidiaries, at their own cost and expense, shall provide such Investor with all information reasonably available to the Company or any of its subsidiaries (including, without limitation, the PFIC Information, as defined below) to permit such Investor (or its investors) to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code (“QEF Election”)), with respect to Irish Circle or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incidental to such election. If the Company determines in good faith that Irish Circle or any of its subsidiaries was a PFIC for any taxable year, the Company shall promptly notify the Investors and of such status. Upon the request of any Investor, the Company shall promptly, but in no event later than 60 days after the end of each calendar year, provide such Investor at the Company’s expense, with a “PFIC Annual Information Statement” (within the meaning of Treasury Regulations section 1.1295-1(g)), which shall be signed by the Company or an authorized representative of the Company and which shall set forth the following information (the “PFIC Information”): (A) the first and last days of the taxable year of Irish Circle; (B) the Investor’s pro rata shares of the ordinary earnings and net capital gain (as defined in Treasury Regulations Section 1.1293- 1(a)(2)) of Irish Circle for the taxable year indicated in clause (i) above; (C) the amount of cash and the fair market value of other property distributed or deemed distributed to the Investor during the taxable year of Irish Circle to which the PFIC Annual Information Statement pertains; and (D) a statement that the Company will permit the Investor, to inspect and copy the permanent books of account, records, and such other documents of the Company and its subsidiaries as may be maintained by the Company to establish that Irish Circle’s ordinary earnings and net capital gain are computed in accordance with U.S. federal income tax principles, and to verify these amounts and the Investor pro rata shares thereof.

(l) Expenses of Counsel. In the event of a transaction which is a Liquidation Event, the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the Investors (“Investor Counsel”), in their capacities as stockholders, shall, subject always to compliance with applicable law, be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Liquidation Event, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Liquidation Event. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney-client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(m) FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party (including any “foreign official” as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease any activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) implement systems of internal controls (including, but not limited to accounting systems, purchasing systems and billing systems) reasonably designed to prevent and detect violations of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request of any Investor, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any enforcement action. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

(n) ERISA. The Company shall not, and shall cause its subsidiaries not to, (i) engage in any conduct that could reasonably be expected to subject the Company to any material liability under Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including Section 406 thereof, or any excise taxes under Section 4975 of the Code; or (ii) engage in any conduct listed in Section 411 of ERISA that would preclude such Person from providing the services described in Section 411 of ERISA.

(o) Use of Name. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) use the name or logo of any Investor in connection with any public announcement or advertising without the prior written consent of such Investor; provided, however, that the foregoing shall not prevent the Company from disclosing that the Investors are stockholders of the Company.

(p) Right to Conduct Activities. The Company covenants that it shall not enter into any non-competition covenant or agreement that would restrict any Investor or any of its Affiliates or portfolio companies, other than Investors that are employees or directors of the Company or any of its subsidiaries. The Company hereby agrees and acknowledges that each of the Investors may (i) invest in, finance and advise numerous companies, some of which may be deemed competitive with the Company’s business (as currently conducted, currently proposed to be conducted or may be conducted in the future), (ii) engage in the same or similar activities or lines of business as, or otherwise in competition with, the Company’s business (as currently conducted, currently proposed to be conducted or may be conducted in the future), and/or (iii) develop a business relationship with a Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company’s business (as currently conducted, currently proposed to be conducted or may be conducted in the future). The Company hereby agrees that, to the extent permitted under applicable law, no Investor shall be liable to the Company for any claim arising out of, or based upon, (i) any of the foregoing actions taken, or activities undertaken, by such Investor, its Affiliates or any of their respective representatives or (ii) any action taken by any representative of such Investor to assist in any such action or activity, whether or not such action or activity was taken as a board member of a Competitor, or otherwise. Nothing in this Agreement shall preclude or in any way restrict any Investor from investing or participating in any particular enterprise or activity whether or not such enterprise or activity competes with those of the Company.

Section 3.2. Registration Rights. Without limiting any other covenant or provision hereof, the Company covenants and agrees that, so long as Preferred Stock remain outstanding, the Company shall not, and shall cause each of its subsidiaries to not, enter into any other agreement with any holder or prospective holder of any securities of the Company or any of its subsidiaries that would allow such holder or prospective holder to require the Company or any of its subsidiaries to effect a registration, or include any securities in any registration filed by the Company or any of its subsidiaries, with respect to any securities of the Company or any of its subsidiaries, without providing the Investors with the same registration rights on parity with the rights granted to any such holder or prospective holder of securities of the Company or any of its subsidiaries.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Section 3.3. PIPE. Without limiting any other covenant or provision hereof, the Company covenants and agrees that the Company shall not enter into (or cause or permit to be entered into) any private placement of equity securities or securities convertible into equity securities of the Company at a price per share implying a valuation of the Company that is less than $9,000,000,000; provided that this Section 3.3 shall not apply to securities granted or issued to the Company’s or any of its subsidiaries’ directors, officers, employees or consultants pursuant to equity incentive, employee stock purchase or other compensatory plans or arrangements.

Section 3.4. Regulatory Event. Following the occurrence of a Regulatory Event, the BlackRock Investor shall have the right to elect to:

(a) transfer all of the BlackRock Investor’s Series F Preferred Stock to a third party (a “Third-Party Transfer”); provided that the third party is not a Competitor of the Company and the third party is subject to the provisions of Section 5.2. The Company shall take or cause to be taken all actions reasonably requested by the BlackRock Investor to facilitate a Third-Party Transfer, including by cooperating with any related sales process and by making available customary information as may be requested by any bona fide potential third-party transferee or its representatives. Notwithstanding any other provision in this Agreement or the Investment Agreements to the contrary, (x) a transfer of securities pursuant to a Third-Party Transfer shall be a permitted transfer under this Agreement and the Investment Agreements, and this Agreement shall constitute the approval of the Board of Directors and the Investors (including the waiver of any applicable rights and restrictions) with respect to such transfer, including under the Certificate of Incorporation, (y) such agreements and documents shall not be deemed to prohibit or otherwise restrict such transfer and (z) such transfer shall not be subject to any right of first refusal, right of first offer, right of co-sale or tag-along right or any other transfer or similar restriction; provided that the Company shall not be obliged to register a Third-Party Transfer where such registration is prohibited by applicable law; and/or

(b) surrender or procure the surrender of all of the BlackRock Investor’s Series F Preferred Stock (the “Forfeited Shares”) to the Company for nil consideration. Where the BlackRock Investor (or its nominee) makes an election of a kind contemplated in this Section 3.4(b), the Company shall promptly, and in any event no later than five business days following the delivery to the Company of either: a share certificate representing the BlackRock Investor’s Series F Preferred Stock, or an indemnity for lost share certificate in customary form in favor of the Company where such stock certificate has been lost, mislaid or destroyed, cancel the Forfeited Shares and update the stock ledger of the Company to reflect the due surrender and cancellation of the Forfeited Shares. For the avoidance of doubt, BlackRock shall not be required to take any other action or to deliver any other document to effect the surrender and cancellation of the Forfeited Shares. In connection with a surrender under this Section 3.4(b), the BlackRock Investor will not be required to (i) make any representations or warranties or covenants or agreements or (ii) have any indemnification obligations, except for any indemnity for lost stock certificate as described in this Section 3.4(b), as applicable.

Section 3.5. Permitted Transfers. Notwithstanding any other provision in this Agreement or the Investment Agreements to the contrary, (a) the following transfers of securities shall be permitted transfers under this Agreement and the Investment Agreements, and this Agreement shall constitute the approval of the Board and the Investors (including the waiver of any applicable rights and restrictions) with respect to any such transfers, including under the Certificate of Incorporation, (b) such agreements and documents shall not be deemed to prohibit or otherwise restrict any such transfers, and (c) any such transfers shall not be subject to any right of first refusal, right of first offer, right of co-sale or tag-along right or any other transfer or similar restriction: (i) any transfers of securities by the BlackRock Investor to BlackRock, Inc. or any of its wholly owned subsidiaries or (ii) any transfers of securities pursuant to a merger or reorganization of the BlackRock Investor or any of its Affiliates; provided that the Company shall not be obliged to register any transfer where such registration is prohibited by applicable law.

Section 3.6. Expiration of Covenants. The covenants set forth in this ARTICLE 3 shall be effective as of the date hereof and shall continue in effect until and shall automatically terminate upon the earliest to occur of: (i) the consummation of the Company’s first underwritten public offering covering the offer and sale of any class or series of capital stock; (ii) the Company becoming subject to the periodic reporting requirements of the Exchange

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Act, (iii) a business combination or other transaction pursuant to which the Company sells all or substantially all of its assets (including its subsidiaries and their respective assets), directly or indirectly, is merged into, consolidates with, is acquired by or acquires, or otherwise combines with, a blank check company, special purpose acquisition company or equivalent entity incorporated, formed or organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses; (iv) the effectiveness of a registration statement filed under the Securities Act that registers shares of the Company’s capital stock for resale not pursuant to an underwritten offering; (v) termination of this Agreement in accordance with Section 5.8 below; or (vi) the consummation of a Liquidation Event.

ARTICLE 4. REGISTRATION RIGHTS

Section 4.1. Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five years after the date of this Agreement or (ii) 180 days after the effective date of the registration statement for the Company’s initial public offering, the Company receives a request from the Requisite Holders that the Company file a registration statement on Form S-1 (“Form S-1”) with respect to at least 40% of the then-outstanding Registrable Securities (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million), then the Company shall (x) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all holders of Registrable Securities (“Holders”) other than the Initiating Holders and (y) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Form S-1 under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by such Holders to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 4.1(c) and Section 4.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a registration statement on Form S-3 (“Form S-3”), the Company receives a request from Holders of at least 25% of the then-outstanding Registrable Securities that the Company file a Form S-3 (which may be an automatic shelf registration statement if the Company is a “well-known seasoned issuer”) with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (x) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders and (y) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by such Holders to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 4.1(c) and Section 4.3.

(c) Notwithstanding the foregoing obligations in this Section 4.1, if the Company furnishes to Holders requesting a registration pursuant to this Section 4.1 a certificate signed by an officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any 12-month period; provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such 90-day period other than an Excluded Registration.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 4.1(a) (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective, (ii) after the Company has effected two registrations pursuant to Section 4.1(a) or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 4.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 4.1(b) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective or (ii) if the Company has effected one registration pursuant to Section 4.1(b) within the 12-month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 4.1(d) until such time as the applicable registration statement has been declared effective by the SEC or otherwise becomes effective pursuant to the rules of the SEC, unless the Initiating Holders withdraw their request for such registration (unless at the time of such withdrawal, such Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to such Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information), elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 4.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 4.1(d).

Section 4.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration) (“Company Initiated Registration”), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 4.3, cause to be registered all Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 4.6.

Section 4.3. Underwriting Requirements.

(a) If, pursuant to Section 4.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 4.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 4.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 4.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of Common Stock pursuant to Section 4.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below 20% of the total number of securities included in such offering, unless such offering is the Company’s initial public offering, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 4.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder.”

(c) For purposes of Section 4.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 4.3(a), fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

Section 4.4. Obligations of the Company. Whenever required under this Section 4.4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (x) such 120-day period shall be extended for a period of time equal to the period the Holders refrain, at the request of an underwriter of Common Stock (or other securities of the Company), from selling the Registrable Securities included in such registration, and (y) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 12 months, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all Registrable Securities covered by such registration statement; provided that the Company shall furnish to each selling Holder as far in advance as reasonably practicable before filing any registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein), and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and to make the corrections reasonably requested and provided to the Company and the underwriters on a timely basis by such Holder with respect to such information prior to filing the registration statement or such other registration statement or supplement or amendment thereto. For the purposes of this Section 4.4, “timely basis” shall mean within 48 hours of the Company furnishing such Holder with such registration statement or supplement or amendment thereto but no later than 24 hours of the expected filing time or printing of such registration statement or supplement or amendment thereto, or such shorter time as reasonably required by the Company and the underwriters in a written notice to such Holder;

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as such Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which securities of the same class or series are then listed;

(g) provide a transfer agent and registrar for the Registrable Securities covered by such registration statement and provide a CUSIP number for such Registrable Securities, in each case, not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith to enable such parties to establish a due diligence defense under the Securities Act;

(i) in the case of an underwritten public offering, furnish to any underwriter of such Registrable Securities and to any selling Holder that may reasonably be deemed an underwriter under applicable securities laws with respect to such Registrable Securities (i) an opinion of counsel for the Company addressed to such underwriter and each such Holder and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement) and (ii) “cold comfort” letters dated as of the effective date of the registration statement and brought down to the date of closing under the underwriting agreement addressed to such underwriter and each such Holder (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and signed by the independent public accountants who have audited the financial statements of the Company included in such registration statement, in each case, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in connection with the consummation of underwritten public offerings of securities and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements;

(j) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Section 4.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this ARTICLE 4 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

Section 4.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to ARTICLE 4, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $35,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall, subject to compliance with applicable law, be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration pursuant to Section 4.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case, all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Requisite Holders agree to forfeit their right to one registration pursuant to Section 4.1(a) or Section 4.1(b), as the case may be; provided, further, that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 4.1(a) and Section 4.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this ARTICLE 4 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

Section 4.7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this ARTICLE 4.

Section 4.8. Indemnification. If any Registrable Securities are included in a registration statement under this ARTICLE 4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case, only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that such Holder shall not be liable in any such case under this Section 4.8(b) to the extent that such Holder has furnished in writing on a timely basis to the Company prior to the filing of any such registration statement or amendment thereof, any free writing prospectus, any preliminary prospectus, prospectus, offering circular or any other document (including any notification or the like), or any amendment or supplement to any of

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

the foregoing, as applicable, (i) an amendment or supplemental information clearly identified and marked for use in such registration statement or any amendment thereof, any free writing prospectus, any preliminary prospectus, prospectus, offering circular or any other document (including any notification or the like), or any amendment or supplement to any of the foregoing, as applicable, which amendment or supplemental information corrected or made not misleading information previously furnished to the Company and (ii) a written copy of the suggested modification or revision of the appropriate document, and the Company failed to include such information therein; provided, further, the indemnity agreement contained in this Section 4.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 4.8(b) and Section 4.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 4.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 4.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 4.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 4.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further, that in no event shall a Holder’s liability pursuant to this Section 4.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 4.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) The obligations of the Company and Holders under this Section 4.8 shall survive the completion of any offering of Registrable Securities in a registration under this ARTICLE 4, and otherwise shall survive the termination of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Section 4.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 of the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144 of the Securities Act, at all times after the effective date of the registration statement filed by the Company for its initial public offering;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the current public information requirements of Rule 144 of the Securities Act (at any time after 90 days after the Company has become subject to the reporting requirements of the Exchange Act) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

Section 4.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration under this ARTICLE 4, other than on a pro rata basis with the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 5.3.

Section 4.11. Termination of Registration Rights. The right of a Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 4.1 or Section 4.2 shall terminate upon the earliest to occur of: (a) the closing of a Liquidation Event; (b) such time as Rule 144 of the Securities Act or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities without current public information, volume or manner-of-sale limitations during a three-month period without registration; and (c) the 5th anniversary of the Company’s initial public offering.

ARTICLE 5. MISCELLANEOUS

Section 5.1. Certain Definitions. Unless otherwise defined herein or in the Certificate of Incorporation, the following definitions shall apply as used throughout this Agreement:

(a) The term “BlackRock Fund” means any investment fund that is managed, sponsored or controlled by the BlackRock Investor or any of its Affiliates.

(b) The term “BlackRock Investor” means BLK, SMI, LLC and its successors and assigns (including any permitted transferee in accordance with Section 3.5).

(c) The term “BlackRock Parent” means BlackRock, Inc.

(d) The term “BlackRock Portfolio Company” means any portfolio company of any BlackRock Fund.

(e) The term “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of issuing stablecoins and/or providing payments and treasury services ancillary to the issuance of stablecoins (a “Competing Business”), but shall not include any Person that, together with its Affiliates, (i) holds less than 10% of the outstanding equity of any Competitor or (ii) for which the net revenues generated by the applicable Competing Business constitute less than 10% of the consolidated net revenues of such Person and its Affiliates, determined based on an average of the three most recently completed fiscal years of such Person.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(f) The term “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectuses used by the Company, the underwriters or the Investors; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(g) The term “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to a transaction under Rule 145 of the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only shares of Common Stock being registered are shares of Common Stock Shares issuable upon conversion of debt securities that are also being registered.

(h) The term “Immediate Family Member” means, with respect to a natural person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships.

(i) The term “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

(j) The term “Investment Agreements” means (i) the Voting Agreement by and among the Company and the other parties named therein, dated as of the date hereof, and (ii) the Share Sale Agreement by and among the Company and the other parties named therein, dated as of the date hereof.

(k) The term “Major Investors” means, the entities and individuals listed as Major Investors on Schedule B hereto.

(l) The term “New Securities” means shares of Common Stock and securities convertible into, exercisable for or representing the right to purchase shares of Common Stock, in each case that is issued by the Company on or after the date hereof; provided that the term “New Securities” does not include Exempted Securities.

(m) The term “Pro Rata Share,” with respect to an Investor, means the percentage obtained by dividing (x) the sum of the number of shares of Common Stock held by such Investor and the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock held by such Investor by (y) the sum of the number of outstanding shares of Common Stock and the aggregate number of shares of Common Stock issuable upon the conversion or exercise of outstanding shares of Preferred Stock, options and warrants.

(n) The term “Registrable Securities” means (i) the shares of Class A Common Stock issuable or issued upon conversion of Preferred Stock; (ii) any shares of Class A Common Stock, or any shares of Class A Common Stock issued or issuable upon the conversion or exercise of any other securities of the Company, acquired by the Investors after the date hereof or acquired by the Investors on the date of this Agreement as a result of having acquired Irish Circle’s securities after May 9, 2022; and (iii) any shares of Class A Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; provided that the term “Registrable Securities” shall not include any Registrable Securities sold by any Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 5.3 and any shares for which registration rights have terminated pursuant to Section 4.11 of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(o) The term “Regulatory Event” means the occurrence of any action or event (including entering into any new line of business or becoming subject to the regulation or supervision of a regulator other than the SEC, the New York Department of Financial Services, the U.S. Department of Treasury’s Financial Crimes Enforcement Network, the U.K. Financial Conduct Authority, the Bermuda Monetary Authority or FINRA) that would reasonably be expected to (A) cause or require the BlackRock Investor or any of its Affiliates to be subject to (1) the regulation, oversight or supervision of a regulator to which the BlackRock Investor and its Affiliates are not subject on May 9, 2022 (including a regulator with oversight of banks and insurance companies) or (2) a regulatory restriction or requirement to which the BlackRock Investor and its Affiliates are not subject on May 9, 2022 or (B) have a material and adverse impact on the business of the BlackRock Investor or any of its Affiliates (as determined by the BlackRock Investor in its sole discretion).

(p) The term “Requisite Holders” means holders of at least 55% of the then-outstanding Registrable Securities.

(q) The term “Selling Expenses” means all underwriting discounts, selling commissions, and transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 4.6.

Section 5.2. Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) the terms of this Agreement or any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.2 by such Investor), (ii) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (iii) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (w) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (x) to any prospective purchaser of Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 5.2; (y) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business; provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; and (z) as may otherwise be required by law; provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding anything in this Section 5.2 to the contrary, the BlackRock Investor and its Affiliates shall be entitled, without the consent of any Person, to disclose the material terms of the transactions contemplated by this Agreement to the current or prospective investors (including investors of the BlackRock Funds, shareholders (including direct and indirect equityholders) or lenders of any of them). The provisions of this Section 5.2 shall supersede and replace any prior agreement between the BlackRock Investor or any of its Affiliates and any other party hereto relating to the subject matter thereof.

Section 5.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs, executors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, heirs, executors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of such Holder, (ii) is such Holder’s Immediate Family Member or trust for the benefit of such Holder or one or more of such Holder’s Immediate Family Members, or (iii) after such transfer, holds at least 50% of the Registrable Securities held by such Holder prior to the transfer; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee executes and delivers a joinder to this Agreement in which such transferee agrees to be bound by and subject to the terms of this Agreement that were applicable to the transferor, including the provisions of Section 1.2. For the purposes of determining the number of Registrable Securities held by a Holder, the holdings of such Holder’s Affiliates, shareholders and Immediate Family Members and trusts for the benefit of such Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of such Holder; provided, further, that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Section 5.4. Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws that may require the application of laws of any other jurisdiction.

(b) The parties hereto expressly and irrevocably consent and submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, the state and federal courts in the State of Delaware). Each party agrees that such courts shall be deemed to be a convenient forum in any such legal proceeding, and agrees not to assert (by way of motion, as a defense or otherwise) any claim that such party is not subject personally to the jurisdiction of any such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such legal proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in, or by, any such courts.

Section 5.5. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 5.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 5.7. Notices. Any notice required or permitted under this Agreement shall be given in writing (which shall include email) and shall be deemed effectively given and received: (i) upon personal delivery to the party to be notified; (ii) upon email delivery and receipt of return receipt from the party to be notified if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day; (iii) upon delivery by confirmed facsimile transmission if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day; (iv) if to a U.S. resident, five days after posting by registered or certified mail, postage prepaid; or (v) if to a non-U.S. resident, one business day after deposit with an internationally recognized overnight courier service specifying international priority delivery, and addressed:

(a) if to the Company, at: Circle Internet Group, Inc., 99 High Street, Suite 1701, Boston, MA 02110, Attn: Legal Team; email: legal@circle.com; with a copy (which shall not constitute notice) to: Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, Attn: Richard D. Truesdell, Jr. and Dan Gibbons; email: richard.truesdell@davispolk.com and dan.gibbons@davispolk.com; or at such other address as the Company shall have furnished to the other parties in writing; and

(b) if to an Investor, at the address of such Investor specified in the Company’s stock ledger, or at such other addresses as such Investor shall have furnished to the other parties in writing.

Section 5.8. Amendments, Termination and Waivers. In addition to as provided in Section 2.4, Section 3.6 and Section 4.11, this Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company and (ii) the Requisite Holders. Notwithstanding the foregoing:

(a) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(b) the rights set forth in Section 3.1(c), Section 3.1(d), Section 3.1(f) and Section 3.1(h) shall not be amended, waived or terminated without the consent of majority in interest of the Major Investors;

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(c) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in a similar fashion (it being agreed that a waiver of the provisions of ARTICLE 2 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms);

(d) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any series of Preferred Stock without the written consent of holders of at least 55% of the outstanding shares of such series of Preferred Stock, unless such amendment, termination or waiver applies to all other series of Preferred Stock in a similar fashion;

(e) the list of Investors may be amended by the Company from time to time without the consent of the other parties hereto to remove Investors who no longer hold any shares of Preferred Stock or Registrable Securities and to add additional Investors who acquire shares of Preferred Stock in accordance with the terms of this Agreement; provided, however, that in connection with such amendment, each of such additional Investor shall become a party to this Agreement by executing and delivering a joinder to this Agreement in which additional Investor agrees to be bound by and subject to the terms of this Agreement as an Investor.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 5.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

Notwithstanding the foregoing provision, no such amendment or waiver shall reduce the aforesaid percentage of shares of Preferred Stock and Common Stock, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the Investors holding all shares of such Preferred Stock and Common Stock.

Section 5.9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 5.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 5.11. Entire Agreement. This Agreement and the Investment Agreements (and the schedules attached hereto and thereto) constitute the full and entire agreement among the parties, and supersede all prior agreements and understandings between them or any of them as to such subject matter, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 5.12. Aggregation of Shares. All Registrable Securities held or acquired by Affiliates of a Holder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature pages follow]

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

IN WITNESS WHEREOF, this Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

COMPANY:

CIRCLE INTERNET GROUP, INC.

By:	/s/ Jeremy Allaire
	Name:	Jeremy Allaire
	Title:	Chief Executive Officer

[Signature Pages to Investor Rights Agreement]